EXHIBIT 99.1

PRESS RELEASE	December 5, 2022

Century Casinos Provides Updates on Projects in Caruthersville, Missouri

Colorado Springs, Colorado – December 5, 2022 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) broke ground on the new land-based casino and hotel development at Century Casino Caruthersville (the “Caruthersville Project”) on Friday, December 2, 2022. The casino at Century Casino Caruthersville will offer 650 slot machines (with the possibility of an expansion of up to 140 additional slot machines), table games, a deli, and a bar. The 38-room hotel, which will be located in a hotel tower between the existing pavilion and the new casino, will provide scenic views of the Mississippi River and city of Caruthersville. The new casino and hotel are expected to open in late 2024, subject to final regulatory approval from the Missouri Gaming Commission as well as other state and local approvals.

The Caruthersville Project is expected to cost approximately $51.9 million. To finance the Caruthersville Project, the Company entered into an amendment to its Master Lease with VICI Properties Inc. (“VICI”). Following completion, VICI will own the real estate improvements associated with the Caruthersville Project. Annual rent under the Master Lease will increase by approximately $4.2 million after completion of the Caruthersville Project.

Following the groundbreaking ceremony, the Company hosted a grand opening of the Farmstead, a 36-room hotel located near the existing pavilion and the new land-based casino and hotel development in Caruthersville. The Company bought the Farmstead land and building in July 2021 and completely renovated the hotel building into a contemporary Missouri farmhouse style hotel at a cost of approximately $3.7 million. The Farmstead will be the only hotel in Caruthersville until the new hotel at the land-based Century Casino Caruthersville is completed.

Currently, the Company continues its work on the relocation of the casino floor of Century Casino Caruthersville from the riverboat and barge on the Mississippi river to a temporary location in the pavilion. The Company’s goal is to have that relocation completed before the end of 2022. The record low water levels of the Mississippi River in October 2022 made the relocation to a temporary land-based facility necessary because the riverboat, which operated since 1994, was no longer accessible from the barge. The Missouri Gaming Commission approved the relocation to the temporary facility in October 2022. The casino will remain in the temporary facility until the time the new permanent land-based casino is completed.

The pavilion, the Farmstead, parking, and the new land-based Caruthersville Project are all protected by a flood wall. As a result, the Company expects that casino operations in Caruthersville will no longer be affected by water levels in the Mississippi River.

Through these developments, Century Casinos is transforming Century Casino Caruthersville from the last remaining riverboat casino on the Mississippi River to a full destination resort with the ability to attract customers from even further into Missouri, Tennessee and Arkansas, while providing existing customers with an even better casino experience.

EXHIBIT 99.1

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, Century Resorts Management GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. Through its United States subsidiary, Century Nevada Acquisition, Inc., the Company owns a 50% membership interest in Smooth Bourbon, LLC, which owns the land and building of the Nugget Casino Resort (the “Nugget”) in Sparks, Nevada. The Company has an agreement to purchase 100% of the membership interests related to the operations of the Nugget and an agreement to purchase 100% of the equity interest in the Rocky Gap Casino Resort operations. The Company also has an agreement to operate one ship-based casino. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These include statements about the cost, timing and prospects for the Caruthersville Project and timing for relocation of Century Casino Caruthersville. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2021, and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.